                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement        [   ]  Confidential, for Use of the
                                                 Commission Only (as Permitted
                                                 by Rule 14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           QUAKER STATE CORPORATION
               (Name of Registrant as Specified in its Charter)
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
       or Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------

       (5) Total fee paid:
                           ------------------------------------------------

[ X ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

           ---------------------------------------------------------------

       (2) Form, Schedule or Registration Statement No.:

           ---------------------------------------------------------------

       (3) Filing Party:

           ---------------------------------------------------------------

       (4) Date Filed:

           ---------------------------------------------------------------

                            QUAKER STATE CORPORATION
                                 255 Elm Street
                          Oil City, Pennsylvania 16301

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS--MAY 25, 1995

TO OUR STOCKHOLDERS:

     The Annual Meeting of Stockholders of Quaker State Corporation will be held at The Westin William Penn, 530 William Penn Place, Pittsburgh, Allegheny County, Pennsylvania, on Thursday, May 25, 1995 at 1:00 P.M., for the following purposes:

          1. To elect twelve Directors;

          2. To approve a proposal to amend the Corporation's Certificate of Incorporation to increase the authorized number of shares of the Corporation's Capital Stock from 37,500,000 to 95,000,000 shares;

          3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors to audit the financial statements of the Corporation and its subsidiaries for the year 1995; and

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     A complete list of the stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the location of the Annual Meeting set forth above for a period of at least ten days prior to the meeting.

     This notice is being sent to stockholders of record at the close of business on March 27, 1995, who will be entitled to vote at the Annual Meeting. The Corporation's 1994 Annual Report to Stockholders is enclosed.

     It is important for your shares to be represented at the Annual Meeting. Please sign, date and mail the enclosed proxy card at your earliest convenience in the envelope provided. You also should indicate on the card whether you plan to attend the meeting in person.

                                            By Order of the Board of Directors,

                                               Paul E. Konney,
                                               Vice President, General
                                                 Counsel and Secretary

Oil City, Pennsylvania
March 29, 1995

                             YOUR VOTE IS IMPORTANT

       PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE.

MARCH 29, 1995

                            QUAKER STATE CORPORATION
                                 255 ELM STREET
                          OIL CITY, PENNSYLVANIA 16301

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1995

     This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Quaker State Corporation (the "Corporation") of proxies in the accompanying form for use at the Annual Meeting of Stockholders of the Corporation to be held on May 25, 1995 and at any adjournment thereof. If a proxy in the accompanying form is duly executed and returned, the shares represented will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy has the power to revoke it by notice to the Secretary at any time before it is exercised. A later dated proxy will revoke an earlier proxy, and stockholders who attend the Annual Meeting may, if they wish, vote in person even though they have submitted a proxy, in which event the proxy will be deemed to have been revoked.


     The Corporation has only one class of capital stock (the "Capital Stock") of which 31,472,516 shares were issued and outstanding as of the close of business on March 27, 1995. Stockholders of record as of the close of business on March 27, 1995 have the right to receive notice of and to vote at the Annual Meeting. Stockholders are entitled to one vote for each share held on all matters to be considered and acted upon at the meeting and do not have cumulative voting rights in the election of directors.


     Under the terms and conditions of the Corporation's Automatic Dividend Reinvestment Plan, Mellon Securities Trust Services, the administrator, will vote the full shares of Capital Stock that it holds for a participant's account at the Annual Meeting in accordance with (i) the proxy returned by the participant to the Corporation with respect to the shares which the participant holds of record, (ii) the participant's vote in person at the Annual Meeting with respect to such shares or (iii) written instructions received directly by the administrator from the participant. The administrator will vote fractional shares credited to the accounts of participants under the plan by aggregating all the fractional shares to be voted in the same manner.

                             ELECTION OF DIRECTORS

NOMINEES

     The Bylaws of the Corporation provide that the number of directors is twelve, and the Board of Directors has nominated the twelve persons who are named below for election as directors at the Annual Meeting. The Board of Directors recommends that you vote "FOR" the twelve nominees. Unless authority to vote for one or more of the nominees is withheld, it is intended that proxies solicited hereby will be voted for the election of the twelve nominees. All the nominees except Lorne R. Waxlax are currently directors of the Corporation. Dr.
H. Bryce Jordan, a current director, is retiring and is not standing for re-election as a director. Mr. Waxlax has been nominated to succeed him. W. Craig McClelland, who served as a director throughout 1994, also has retired.

     Only affirmative votes are counted in the election of directors. The twelve nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for the election of directors by the holders of the Capital Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, will be elected as directors.

     In the event that any of the nominees should for any reason not be available for election at the date of the Annual Meeting, the proxies received will be voted for the election of the other nominees and such substitute nominees as shall be designated by the Board of Directors unless the Bylaws of the Corporation have been amended to reduce the number of directors to the number of named nominees then available for election. In this event, the proxies will be voted for the reduced number of directors. Directors who are elected will serve until the next Annual Meeting of Stockholders and until their successors are elected and qualify.

     The nominees have held the positions shown for more than five years unless otherwise indicated.

                          DIRECTOR                       PRINCIPAL OCCUPATION OR
       NOMINEE             SINCE                     EMPLOYMENT; DIRECTORSHIPS; AGE
---------------------     --------      ---------------------------------------------------------
Herbert M. Baum             1993        Chairman and Chief Executive Officer of the Corporation
                                        since June 1993 and President of the Corporation since
                                        September 1994; Executive Vice President of Campbell Soup
                                        Company (manufacturer of food products) from prior to
                                        1990 to June 1993; Also, President, Campbell North and
                                        South America from January 1992 to June 1993; Director,
                                        Meredith Corporation; age 58.
Leonard M. Carroll          1993        President and Chief Operating Officer of Integra
                                        Financial Corporation (bank holding company) since
                                        January 1991; Executive Vice President of Integra
                                        Financial Corporation from prior to 1990 to January 1991;
                                        age 52.
Conrad A. Conrad            1988        Vice Chairman and Chief Administrative Officer of the
                                        Corporation since September 1994; President and Chief
                                        Operating Officer of the Corporation from February 1990
                                        to September 1994; Vice President, Finance and Chief
                                        Financial Officer of the Corporation from prior to 1990
                                        to February 1990; age 49.
Laurel Cutler               1993        Vice Chairman of FCB/Leber Katz Partners (advertising
                                        agency); also Vice President of Chrysler Corporation
                                        (automobile manufacturer) from prior to 1990 to December
                                        1990; Director of True North Communications, Inc. and
                                        Hannaford Brothers Company; age 68.
C. Frederick                1993        Retired since August 1991; President and Chief Operating
  Fetterolf                             Officer of Aluminum Company of America (manufacturer of
                                        aluminum and aluminum products) from prior to 1990 to
                                        August 1991; Director of Allegheny Ludlum Corporation,
                                        Mellon Bank Corporation, Praxair, Inc., Union Carbide
                                        Corporation and Urethane Technologies, Inc.; age 66.
Thomas A. Gardner           1979        Personal investments; Physician and former Director of
                                        Radiology of Northwest Medical Center; Director of
                                        Integra Trust Company, N.A., a subsidiary of Integra
                                        Financial Corporation; age 67.
F. William Grube            1994        President of Calumet Lubricants Co. (producer of
                                        specialty oils) since October 1990; personal investments
                                        from prior to 1990 to October 1990; age 47.
Forrest R. Haselton         1995        Retired since August 1993; President--Retail of Sears
                                        Merchandise Group, a division of Sears Roebuck and
                                        Company (retail merchandiser) from January 1992 to August
                                        1993; Vice President--Automotive of Sears Merchandise
                                        Group from prior to 1990 to January 1992; age 56.
Delbert J. McQuaide         1981        Senior Partner of McQuaide, Blasko, Schwartz, Fleming &
                                        Faulkner, Inc.(law firm); Director, Mid-State Bank and
                                        Trust Company, a subsidiary of Keystone Financial, Inc.;
                                        age 58.

                          DIRECTOR                       PRINCIPAL OCCUPATION OR
       NOMINEE             SINCE                     EMPLOYMENT; DIRECTORSHIPS; AGE
---------------------     --------      ---------------------------------------------------------
L. David Myatt              1994        Vice Chairman of the Corporation and Chief Executive
                                        Officer of the Corporation's Motor Oil Division;
                                        President of the Specialty Oil Companies (lubricants
                                        distributor) and Westland Oil Company, Inc. (lubricants
                                        blender and packager) from prior to 1990 to September
                                        1994; age 49.
Raymond A. Ross, Jr.        1991        President and sole owner of Ross Management, an
                                        unincorporated real estate investment and development
                                        firm; age 59.
Lorne R. Waxlax               --        Independent consultant since December 1993; Executive
                                        Vice President of The Gillette Company (manufacturer and
                                        marketer of razor blades, shaving products and other
                                        consumer products) from prior to 1990 to December 1993;
                                        Director, Waban Inc., Hon Industries, Inc., Amtrol, Inc.
                                        and Clean Harbors, Inc.; age 61.


     During 1994, there were eleven meetings of the Board of Directors. Average attendance at these meetings was 95%.

SECURITY OWNERSHIP OF DIRECTORS AND OTHERS

     Each director and nominee, those persons named in the Summary Compensation Table and all directors and executive officers of the Corporation as a group beneficially owned as of March 20, 1995 the number of shares of Capital Stock set forth in the table below.

                                                              BENEFICIAL OWNERSHIP(1)
                                                   ---------------------------------------------
                    NAME OR GROUP                      NUMBER OF SHARES         PERCENT OF CLASS
                    -------------                      ----------------         ----------------
     Herbert M. Baum                                 302,682 (2)(3)(4)                (8)
     Leonard M. Carroll                                2,500 (2)                      (8)
     Conrad A. Conrad                                 95,753 (2)(3)(4)(5)             (8)
     Laurel Cutler                                     2,000 (2)                      (8)
     C. Frederick Fetterolf                            3,000 (2)                      (8)
     Thomas A. Gardner                                 5,827 (2)                      (8)
     F. William Grube                                 20,000 (5)                      (8)
     Forrest R. Haselton                                   0                          (8)
     H. Bryce Jordan                                   2,209 (2)(5)                   (8)
     Delbert J. McQuaide                               3,008 (2)(6)                   (8)
     L. David Myatt                                1,391,802 (4)                     4.40%
     Raymond A. Ross, Jr.                              5,100 (2)                      (8)
     Lorne R. Waxlax                                   5,000                          (8)
     Charles F. Bechtel                               37,253 (2)(3)(4)                (8)
     Gerald W. Callahan                               42,730 (2)(3)(4)                (8)
     R. Scott Keefer                                  39,516 (2)(3)(4)(5)             (8)
     All directors and executive
       officers as a group (15 persons)            1,910,650 (7)                     6.04%

---------

    (1) Under the proxy rules of the Securities and Exchange Commission (the "SEC"), a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered as a beneficial owner of the security. Voting power includes the power to vote or direct the voting of shares, and investment power includes the power to dispose of or direct the disposition of shares. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules. The directors and executive officers have sole voting power and sole investment power with respect to all shares set forth in the table except as indicated in the footnotes which follow.

     (2) Includes shares which may be acquired by the following persons upon the exercise of stock options: Mr. Baum, 36,500 shares; Mr. Carroll, 1,000 shares; Mr. Conrad, 60,100 shares; Ms. Cutler, 1,000 shares; Mr. Fetterolf, 1,000 shares; Mr. Gardner, 1,000 shares; Dr. Jordan, 1,000 shares; Mr. McQuaide, 1,000 shares; Mr. Ross, 1,000 shares; Mr. Bechtel, 27,000 shares; Mr. Callahan, 20,850 shares; Mr. Keefer, 25,900 shares; and all directors and executive officers as a group, 156,500 shares. The non-employee directors were granted their stock options under the Corporation's 1994 Non-Employee Directors' Stock Option Plan, which was approved by the stockholders at the Annual Meeting held in 1994.

     (3) Includes restricted shares as to which the following persons have sole voting power but do not have investment power: Mr. Baum, 72,000 shares; Mr. Conrad, 11,700 shares; Mr. Bechtel, 5,500 shares; Mr. Callahan, 967 shares; Mr. Keefer, 5,500 shares; and all directors and executive officers as a group, 94,700 shares.

     (4) Includes full shares credited to, or represented by units credited to, the accounts of the following persons under the Corporation's Thrift and Stock Purchase Plan and/or Employee Stock Ownership Plan: Mr. Baum, 822 shares; Mr. Conrad, 11,954 shares; Mr. Myatt, 8,727 shares; Mr. Bechtel, 204 shares; Mr. Callahan, 9,925 shares; Mr. Keefer, 5,949 shares; and all directors and executive officers as a group, 27,692 shares. These shares are voted by the plan trustees in accordance with directions received from the plan participants and may only be voted by the plan trustees if voting instructions are not received from the participants.

     (5) Includes shares held jointly by the following persons with their spouses, as to which voting power and investment power are shared: Mr. Conrad, 11,757 shares; Mr. Grube, 20,000 shares; Dr. Jordan, 1,209 shares; Mr. Keefer, 2,167 shares; and all directors and executive officers as a group, 35,133 shares.

     (6) Includes shares held in a pension trust as to which Mr. McQuaide shares voting power and has sole investment power.

     (7) Includes all the shares shown in the table except for the shares held by the nominee who is not presently a director and those held by Mr. Callahan who retired as an executive officer at the end of 1994.

     (8) Less than 1.00% of the class is beneficially owned. In determining the percentage of the class owned by each person and all directors and executive officers as a group, the shares included in the table that may be acquired upon the exercise of stock options by the person and group are deemed outstanding.

BOARD COMMITTEES

     The principal committees of the Board of Directors are the Executive Committee, the Audit Committee, the Organization and Compensation Committee and the Environmental and Ethics Committee.


     The Executive Committee consists of Dr. Jordan (Chairman) and Messrs. Baum, McQuaide and Myatt. During 1994, Mr. McClelland also served on the Executive Committee. The Executive Committee is authorized to exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, except as limited by Delaware law. The Executive Committee also acts as a nominating committee, develops criteria for the selection of candidates for election to the Board, evaluates the qualifications of candidates and makes recommendations to the Board of candidates for Board membership. The Executive Committee will consider nominees for Board membership recommended by stockholders. Nominations may be addressed to the Secretary of the Corporation at the Corporation's address set forth on the first page of this Proxy Statement. In accordance with the Corporation's Bylaws, no person may be nominated as a director by a stockholder at any Annual Meeting unless written notice of such proposed nomination, containing certain information required by the Bylaws, is delivered to the Secretary not less than 60 days nor more than 90 days prior to the anniversary of the prior year's Annual Meeting, subject to an exception set forth in the Bylaws. The Executive Committee held six meetings in 1994.


     The Audit Committee consists of Messrs. Carroll (Chairman) and Ross and Dr. Jordan. The responsibilities of the Audit Committee include, but are not limited to, reviewing the scope of the internal and external audit programs and the audit process to assure that audit coverage and internal controls are satisfactory, reviewing the annual financial statements of the Corporation and its subsidiaries with the independent auditors and management of the Corporation, verifying the independence of the independent auditors and recommending to the Board of Directors the retention or selection of the independent auditors. The Audit Committee held four meetings in 1994.

     The Organization and Compensation Committee consists of Dr. Gardner (Chairman) and Messrs. Fetterolf and McQuaide. During 1994, Mr. McClelland also served on the Organization and Compensation Committee. The Committee has responsibility for setting policy with respect to executive compensation and reviews and approves salaries, benefits and incentive compensation programs for the Corporation's executive officers and other senior executives. The Committee has the responsibility for supervising the administration of the Corporation's Thrift and Stock Purchase Plan, Employee Stock Ownership Plan, 1976 and 1986 Stock Option Plans, 1994 Non-Employee Directors' Stock Option Plan, 1994 Stock Incentive Plan, Supplemental Excess Retirement Plan and Annual Incentive Bonus Plan. Stock options and awards are granted by the Committee under the 1986 Stock Option Plan and 1994 Stock Incentive Plan. The Committee reviews major organizational changes recommended by management. The Organization and Compensation Committee held ten meetings in 1994.

     The Environmental and Ethics Committee consists of Mr. Fetterolf (Chairman), Ms. Cutler and Mr. Ross. The Committee reviews compliance by employees with the Corporation's Statement of Ethical Values and Code of Business Conduct. The Committee also has responsibility for oversight of the implementation of the Corporation's commitment to the protection of the environment and the health and safety of employees and others, including review of the Corporation's compliance with applicable laws and regulations. The Environmental and Ethics Committee held four meetings in 1994.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Corporation receive an annual fee and a meeting fee for each Board and Board Committee meeting they attend. Effective January 1, 1994, the annual fee was increased from $14,000 to $21,000. Chairmen of Board Committees receive an additional $3,000 per annum. The fee for attending Board and Board Committee meetings is $1,000 per meeting.

     Any non-employee director who serves on the Board of Directors for ten years or longer, or who began serving as a director at age 60 or older and serves for at least five years, is entitled to an annual retirement benefit. The annual retirement benefit is the amount of the annual retainer at the time of termination of service as a director. Any non-employee director who was under age 60 when he or she began serving as a director and who has served for at least five but fewer than ten years when Board service terminates is entitled to a pro rata share of the retirement benefit based upon the relationship of years served to ten. In the event of termination of service as a director after a change of control (as defined), a non-employee director is entitled to a full retirement benefit if at the time of termination of service the director has served at least five years. For directors whose service began after 1992, payment of the annual retirement benefit will not commence unless or until the director has reached age 65. For directors whose service began before 1992, payment of the annual retirement benefit will commence upon termination of service.

     Under a group term life insurance plan, all the non-employee directors are provided a life insurance benefit of $25,000. The benefit is reduced by 50% when a director ceases to serve if the director has served for five consecutive years, and the benefit terminates when a director ceases to serve if the director has not served for five consecutive years.

     All the directors, except Messrs. Baum, Conrad and Myatt, participate in the Corporation's 1994 Non-Employee Directors' Stock Option Plan. The plan automatically provides yearly grants of options to purchase 1,000 shares of the Corporation's Capital Stock at an option price of 100% of the fair market value of the Capital Stock on the date of grant (the third business day following each Annual Meeting of Stockholders). The stock options are not exercisable during the first six months of their term except in the case of death or certain change of control events (as defined in the plan). Payment of the option price may be made in cash, shares of Capital Stock or a combination of each. The stock options expire ten years from the date of grant or earlier in the event of termination of service as a director as provided in the plan. The number of shares covered by stock options and the option price are subject to anti-dilution provisions. In 1994, each non-employee director received an option to purchase 1,000 shares of Capital Stock at $13.9375 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the compensation paid for services rendered in all capacities to the Corporation and its subsidiaries for the last three calendar years to the following persons: (i) Mr. Baum and
(ii) the Corporation's four most highly compensated executive officers other than Mr. Baum who were serving as executive officers on December 31, 1994:

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM COMPENSATION
                                                                             -------------------------------------
                                               ANNUAL COMPENSATION                    AWARDS
                                        ---------------------------------    -------------------------     PAYOUTS
                                                                   OTHER                    SECURITIES     -------
                                                                  ANNUAL     RESTRICTED     UNDERLYING                 ALL OTHER
                                                                  COMPEN-      STOCK         OPTIONS/       LTIP        COMPEN-
                                         SALARY       BONUS       SATION       AWARDS          SARS        PAYOUTS       SATION
 NAME AND PRINCIPAL POSITION   YEAR      ($)(1)       ($)(2)      ($)(3)       ($)(4)       (SHARES)(5)      ($)         ($)(6)
                               -----    --------     --------     -------    ----------     ----------     -------     ----------
HERBERT M. BAUM                1994     $491,670     $325,004                 $832,500            -0-         -0-      $   10,500
Chairman of the Board,         1993      252,273          -0-                  728,750        270,000         -0-       1,372,017
President and Chief
Executive Officer
CONRAD A. CONRAD               1994      225,000      129,896                      -0-            -0-         -0-          11,460
Vice Chairman and Chief        1993      161,674          -0-                      -0-         15,000         -0-           5,813
Administrative Officer         1992      147,177          -0-                      -0-         13,000         -0-           5,785
CHARLES F. BECHTEL             1994      190,008       19,951                      -0-            -0-         -0-           8,710
Executive Vice President,      1993       23,031       60,000                      -0-         27,000         -0-             -0-
Sales and Marketing of the
Motor Oil Division
R. SCOTT KEEFER                1994      145,008       74,414                      -0-            -0-         -0-           9,425
Vice President, Finance        1993      100,008          -0-                      -0-          4,000         -0-           2,500
and Chief Financial Officer    1992       93,934          -0-                      -0-          4,000         -0-           2,782
GERALD W. CALLAHAN             1994      120,000       53,883                      -0-            -0-         -0-          10,121
Vice President,                1993      113,966          -0-                      -0-          5,000         -0-           5,158
General Counsel (through       1992      108,015          -0-                      -0-          4,800         -0-           4,952
August 1994) and Secretary


---------

(1) This column represents base salary and includes any tax-deferred Section 401(k) contributions under the Corporation's Thrift and Stock Purchase Plan. For 1993, the salary for Mr. Baum is for the period from June 9, 1993 through the end of the year and the salary for Mr. Bechtel is for the period from November 17, 1993 through the end of the year. Messrs. Baum and Bechtel became employees and executive officers of the Corporation in June 1993 and November 1993, respectively.

(2) During 1994, Mr. Baum entered into a new Employment Agreement with the Corporation which provides that for 1994 Mr. Baum was entitled to a bonus of 50% of his base salary in effect on December 31, 1994 ($550,000) if the Corporation attained or exceeded certain targeted operating and/or financial goals established at the beginning of 1994 by the Organization and Compensation Committee. Since these goals were achieved, the bonus was earned. In February 1994, the Corporation adopted an Annual Incentive Bonus Plan for key employees in which Mr. Baum did not participate for 1994 but under which the other named executive officers earned cash bonuses for 1994. For 1994, this column also includes a special bonus of $50,000 paid to Mr. Baum upon execution of his new Employment Agreement. Mr. Bechtel's 1993 bonus was a signing bonus he received at the time of his employment.

(3) The dollar value of perquisites and other personal benefits is required to be disclosed under this column for any person if the amount for such person equals or exceeds the lesser of $50,000 or 10% of the total of salary and bonus. The dollar value of the perquisites and other personal benefits did not exceed the threshold amount for any of the persons named for any of the years covered in the table.

(4) Pursuant to his new Employment Agreement, Mr. Baum was awarded 60,000 shares of restricted stock under the Corporation's 1994 Stock Incentive Plan. The shares are valued in the table at the closing market price of the Capital Stock ($13.875) on August 1, 1994, the effective date of the award. The shares are subject to transferability and forfeiture restrictions which are not performance-based and which lapse with respect to 20,000 shares on August 1 in each of the years 1995 through 1997. During 1993, Mr. Baum was awarded 55,000 shares of non-performance-based restricted stock under his original Employment Agreement. The transferability and forfeiture restrictions on 23,000 of these shares lapsed during 1994. Of the remaining shares, the restrictions lapsed as to 20,000 shares on January 1, 1995 and will lapse with respect to 3,000 shares on August 13 in each of the years 1995-1998. The restrictions on the shares also will lapse (i) upon the death of Mr. Baum, (ii) in the event he is discharged without cause, (iii) in the event he resigns after being notified that the term of his employment will not be extended or under certain other circumstances or
     (iv) upon the occurrence of a change of control event (as defined in the Employment Agreements). All rights to these shares also will terminate and be forfeited if Mr. Baum is discharged for cause, resigns from employment without good reason or in the case of the 1994 award, violates a non-competition provision. As of December 31, 1994, the 92,000 shares on which the restrictions had not lapsed had an aggregate value of $1,288,000. Dividends have been and will be paid on the restricted stock during the restriction periods, and Mr. Baum has sole voting power with respect to the restricted stock. Mr. Baum also received performance-based restricted stock under his new Employment Agreement (see "Long-Term Incentive Awards").

(5) The stock options granted to Mr. Baum in 1993 were pursuant to his original Employment Agreement and included a stock option for 50,000 shares, which was granted under the Corporation's 1986 Stock Option Plan. The stock options granted to the other named executive officers in 1992 and 1993 also were granted under this plan.

(6) For 1994, this column includes: (a) the following employer contributions and allocations for the accounts of the persons named in the table under the Corporation's Thrift and Stock Purchase Plan and Employee Stock Ownership
     Plan: Mr. Baum, $10,500; Mr. Conrad, $10,500; Mr. Bechtel, $1,102; Mr.
     Keefer, $9,425; and Mr. Callahan, $8,400; and (b) the following premiums paid by the Corporation for the accounts of the persons named in the table under the Corporation's Split Dollar Life Insurance Plan: Mr. Baum, none; Mr. Conrad, $960; Mr. Bechtel, $7,602; Mr. Keefer, none; and Mr. Callahan, $1,721.

     Option Grants. No stock options were granted to the persons named in the Summary Compensation Table during 1994.

     Option/SAR Values. As to the persons named in the Summary Compensation Table, the following table sets forth the number of shares of Capital Stock acquired upon the exercise of stock options during 1994, the value realized from such exercises, the number of shares covered by unexercised stock options held at December 31, 1994 and the value of unexercised in-the-money stock options at December 31, 1994:

                 AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL
                    YEAR AND 1994 YEAR-END OPTION/SAR VALUES

                                                                                          VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED                 IN-THE-MONEY
                                                             OPTIONS/SARS                     OPTIONS/SARS
                         ACQUIRED        VALUE          AT 1994 YEAR END(#)(2)           AT 1994 YEAR END($)(3)
                        ON EXERCISE     REALIZED     ----------------------------     ----------------------------
        NAME                (#)          ($)(1)      EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
--------------------    -----------     --------     -----------    -------------     -----------    -------------
Herbert M. Baum              -0-        $    -0-        36,500         233,500          $54,438        $ 206,816
Conrad A. Conrad           4,000          13,250        60,100             -0-           70,688              -0-
Charles F. Bechtel           -0-             -0-        27,000             -0-           37,125              -0-
R. Scott Keefer              -0-             -0-        25,900             -0-           22,125              -0-
Gerald W. Callahan           -0-             -0-        28,850             -0-           15,875              -0-

---------

(1) The value realized is the difference between the aggregate fair market value of the shares acquired on exercise and the aggregate exercise price.

(2) Alternative stock appreciation rights were granted in conjunction with all stock options granted prior to 1992. The named persons hold alternative stock appreciation rights granted in conjunction with stock options for the following number of shares: Mr. Baum, none; Mr. Conrad, 45,100 shares; Mr. Bechtel, none; Mr. Keefer, 21,900 shares; and Mr. Callahan, 23,850 shares.

(3) The value is the aggregate amount by which the fair market value of the shares covered by in-the-money stock options at December 31, 1994 ($14.00 per share) exceeded the exercise price of such stock options.


    Long-Term Incentive Awards. The following table sets forth as to the persons named in the Summary Compensation Table information with respect to long-term incentive awards made by the Corporation during 1994:

                    LONG-TERM INCENTIVE PLANS-AWARDS IN 1994

                                                                    ESTIMATED FUTURE PAYOUTS
                                                                        UNDER NON-STOCK
                                           PERFORMANCE OR OTHER        PRICE-BASED PLANS
                          NUMBER OF            PERIOD UNTIL        --------------------------
                       SHARES, UNITS OR       MATURATION OR                         TARGET/
        NAME           OTHER RIGHTS(#)           PAYMENT           THRESHOLD(#)    MAXIMUM(#)
--------------------   ----------------    --------------------    ------------    ----------
                                                August 1, 1994-
Herbert M. Baum            100,000(1)             July 31, 1999          N/A            N/A
Conrad A. Conrad            11,700(2)         1994 through 1996        5,850         11,700
Charles F. Bechtel           5,500(2)         1994 through 1996        2,750          5,500
R. Scott Keefer              5,500(2)         1994 through 1996        2,750          5,500
Gerald W. Callahan           2,900(3)         1994 through 1996          483            966

---------

(1)  Pursuant to his new Employment Agreement, Mr. Baum was awarded
     100,000 shares of performance-based restricted stock under the Corporation's 1994 Stock Incentive Plan. The transferability and forfeiture restrictions applicable to 33,333 shares will lapse if prior to August 1, 1999 the average closing price of the Corporation's Capital Stock for any ten consecutive trading days equals or exceeds $20 per share. The transferability and forfeiture restrictions applicable to another 33,333 shares will lapse if prior to such date such price equals or exceeds $25 per share. The transferability and forfeiture restrictions applicable to the remaining 33,334 shares will lapse if prior to such date such price equals or exceeds $30 per share. The shares will be forfeited if the average closing prices are not reached; however, the restrictions also will lapse (i) upon the death of Mr. Baum, (ii) in the event he is discharged without cause, (iii) in the event he resigns after being notified that the term of his employment will not be extended or under certain other circumstances or
     (iv) upon the occurrence of a change of control event (as defined in the Employment Agreement). The shares also will be forfeited if Mr. Baum is discharged for cause, resigns from employment without good reason or violates a noncompetition provision. Dividends paid on the restricted stock (other than dividends paid in shares of the Corporation's Capital Stock) are credited to a dividend account which earns monthly interest at money market rates. The balance credited to the dividend account, or a portion thereof corresponding to the shares as to which restrictions lapse, will be paid to Mr. Baum when and if the restrictions lapse. If shares are forfeited, all rights to the amount then credited to the dividend account are likewise forfeited. Dividends paid in shares of the Corporation's Capital Stock on the restricted stock during the restriction period will be subject to the same restrictions as are applicable to the restricted stock. Mr. Baum has sole voting power with respect to the shares of restricted stock.

(2) During 1994, Messrs. Conrad, Bechtel and Keefer received awards of 11,700, 5,500 and 5,500 restricted performance shares, respectively, under the Corporation's 1994 Stock Incentive Plan. The number of shares awarded to each person was based on his respective position with the Corporation and his base salary. The awards were effective on May 12, 1994, the date the adoption of this plan was approved by the Corporation's stockholders. The awards are for a three-year performance cycle from 1994 through 1996 and are subject to forfeiture if the goals for three-year average return on average equity ("Average ROE") and three-year cumulative earnings per share ("Cumulative EPS") established by the Organization and Compensation Committee are not achieved. The transferability and forfeiture restrictions with respect to all the shares will lapse if both the target Average ROE goal and the target Cumulative EPS goal are achieved for the full three-year period of the award cycle. The restrictions with respect to 50% of the shares will lapse if the target Average ROE goal is achieved for the full award cycle and a lesser threshold Cumulative EPS goal is achieved but not exceeded for the full award cycle. The restrictions will lapse as to more than 50% but less than 100% of the shares if the target Average ROE goal is achieved for the full award cycle and the Cumulative EPS for the full award cycle is more than the threshold Cumulative EPS goal but less than the target Cumulative EPS goal. The restrictions with respect to all the shares also will lapse upon the occurrence of a change of control event as defined in the 1994 Stock Incentive Plan. Dividends have been and will be paid on the restricted performance shares during the restriction period, except that any dividends paid in shares of the Corporation's Capital Stock will be subject to the same restrictions as are applicable to the restricted performance shares. The grantees have sole voting power with respect to the restricted performance shares.

(3) Mr. Callahan received an award of 2,900 restricted performance shares under the Corporation's 1994 Stock Incentive Plan at the same time and subject to the same terms and conditions as the awards granted to Messrs. Conrad, Bechtel and Keefer, but Mr. Callahan retired at the end of 1994 with the result that two-thirds of his award was forfeited.

     The long-term incentive plan adopted by the Corporation in 1992 has been discontinued. Messrs. Conrad, Keefer and Callahan surrendered their contingent cash awards under the 1992 plan for the three-year award cycles 1992-94 and 1993-95 upon the award of the restricted performance shares for the 1994-96 award cycle under the 1994 Stock Incentive Plan.

EMPLOYMENT AGREEMENT

     Mr. Baum is employed by the Corporation under an Employment Agreement, dated as of August 1, 1994, which superseded a prior Employment Agreement, dated as of June 9, 1993. The current Employment Agreement provides for the employment of Mr. Baum as Chairman of the Board, President and Chief Executive Officer through July 31, 1998 at a base salary of not less than $550,000 per year. The term of the Employment Agreement will be extended automatically for one additional year as of August 1, 1998 and on each anniversary date thereafter through August 1, 2000 unless, no later than 90 days prior to any renewal date, either the Board of Directors or Mr. Baum gives written notice to the other that the Employment Agreement shall not be extended. The base salary may be increased during the term of the Employment Agreement.

     For 1994, Mr. Baum was entitled to receive a cash bonus under the Employment Agreement as described under "Compensation of Executive Officers" above. For all years after 1994 during the term of the Employment Agreement, unless the Organization and Compensation Committee approves a different arrangement no less favorable to Mr. Baum, he will be entitled to participate in the same cash bonus and incentive plans and arrangements that are applicable to other executive officers of the Corporation.

     Mr. Baum was awarded shares of restricted stock under the Employment Agreement as described under "Compensation of Executive Officers" above. The Employment Agreement provides that Mr. Baum will participate in the Corporation's various retirement, welfare, fringe benefit and executive perquisite plans, programs and arrangements to the extent he is eligible for participation.

     The Employment Agreement provides that it will terminate in the event of:
(i) Mr. Baum's death or disability, (ii) his discharge for cause, (iii) his discharge without cause or (iv) his resignation. In the event the Employment Agreement terminates by reason of Mr. Baum's disability, discharge without cause or resignation, the Corporation is required to make a severance/retirement payment to Mr. Baum in an amount, calculated as of the date of termination, which is the monthly equivalent of a $200,000 annual benefit reduced by the actuarial equivalent of (i) Mr. Baum's projected primary social security benefit and (ii) the benefits payable to Mr. Baum under all tax qualified retirement plans maintained by the Corporation. The severance/ retirement payment will be suspended during any period in which Mr. Baum is an employee or independent contractor of another company with a rate of compensation equal to or in excess of $16,667 per month and, in the event of Mr. Baum's disability, the payment will be reduced dollar for dollar by the amount of disability benefits, if any, paid to Mr. Baum in accordance with any disability policy or program of the Corporation.

     In the event Mr. Baum is discharged without cause or resigns with good reason at any time within two years following the date that a change in control as defined in the Employment Agreement occurs, he will be entitled to receive annually from the Corporation for a period of three years from the date of termination of employment an amount equal to the total of his base salary and his target bonus for the calendar year in which the date of termination occurs.

     The Employment Agreement also contains a non-competition and non-solicitation agreement on the part of Mr. Baum, which covers the period of his employment under the Employment Agreement and the three years after any termination of employment.

PENSION BENEFITS

     The Salaried Pension Plan (the "Pension Plan") of the Corporation covers substantially all of its salaried employees. The Pension Plan is a non-contributory, defined benefit plan providing for pensions based upon years of credited service and average annual base salary for the thirty-six consecutive months of highest earnings in the last ten years of service. Pension benefits become vested after five years of vesting service.

     There are separate benefit formulas for participants with five or more years of vesting service as of March 1, 1993 ("Class I Participants") and for employees who became participants on or after March 1, 1993 and who did not have five years of vesting service as of March 1, 1993 ("Class II Participants"). Pension Plan Tables I and II below present the estimated annual retirement benefits under the Pension Plan under both formulas for the average annual base salary and years of credited service indicated, on the assumptions that full retirement benefits will be payable and that the benefits will be paid in the form of a straight life annuity.

     Pension Plan Table I provides information for Class I Participants who receive up to 30 years of credited service. The pension for these participants is reduced by up to 66% of the employee's primary social security benefit, but the retirement benefits shown do not reflect the deduction. Messrs. Conrad, Keefer and Callahan are Class I Participants.

     Pension Plan Table II provides information for Class II Participants who receive up to 35 years of credited service. The retirement benefit for these participants is equal to a percentage of average annual base salary plus an additional percentage of the amount by which average annual base salary exceeds average annual social-security-covered compensation for the year of the employee's termination of employment or retirement, whichever is earlier, and the preceding 34 years. The retirement benefits shown in the table are based on average annual social-security-covered compensation for the 35-year period through and including 1994. Messrs. Baum and Bechtel are Class II Participants.

                              PENSION PLAN TABLE I

                       ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF CREDITED SERVICE INDICATED
  AVERAGE
  ANNUAL           --------------------------------------------------------------------------------
BASE SALARY        10 YR.             15 YR.            20 YR.             25 YR.            30 YR.
-----------        ------            -------           -------            -------           -------
  100,000.......   27,500              41,250            55,000             60,000           65,000
  150,000.......   41,250              61,875            82,500             90,000           97,500
  200,000.......   55,000              82,500           110,000            120,000          130,000
  250,000.......   68,750             103,125           137,500            150,000          162,500
  300,000.......   82,500             123,750           165,000            180,000          195,000
  350,000.......   96,250             144,375           192,500            210,000          227,500

                             PENSION PLAN TABLE II

  AVERAGE          ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF CREDITED SERVICE INDICATED
  ANNUAL          ------------------------------------------------------------------------------
BASE SALARY       5 YR.      10 YR.      15 YR.      20 YR.      25 YR.      30 YR.      35 YR.
-----------       ------     -------     -------     -------     -------     -------     -------
  100,000......    7,135      14,270      21,405      28,540      35,675      42,810      49,945
  150,000......   11,010      22,020      33,030      44,040      55,050      66,050      77,070
  200,000......   14,885      29,770      44,655      59,540      74,425      89,310     104,195
  250,000......   18,760      37,520      56,280      75,040      93,800     112,560     131,320
  300,000......   22,635      45,270      67,905      90,540     113,175     135,810     158,445
  350,000......   26,510      53,020      79,530     106,040     132,550     159,060     185,570
  400,000......   30,385      60,770      91,155     121,540     151,928     182,310     212,695
  450,000......   34,260      68,520     102,780     137,040     171,300     205,560     239,820
  500,000......   38,135      76,270     114,405     152,540     190,675     228,810     266,945
  550,000......   42,010      84,020     126,030     168,040     210,050     252,060     294,070
  700,000......   53,635     107,270     160,905     214,540     268,175     321,810     375,445

     Base salary is the only compensation taken into account for the purpose of determining the benefits under the Pension Plan. The salaries reflected in the Summary Compensation Table for Messrs. Conrad and Keefer for the last three years are the salaries which would have been taken into account had their service terminated on December 31, 1994. As of that date, Messrs. Baum and Bechtel had eighteen months and thirteen months of credited service respectively, and Messrs. Conrad and Keefer each had 20 years of credited service. Mr. Callahan retired at the end of 1994 with an average annual base salary of $120,000 and 21 years of credited service for purposes of the pension plan.

     Sections 401(a)(17) and 415 of the Internal Revenue Code limit, respectively, the amount of compensation which may be used in calculating pension benefits, and the maximum amount of annual benefits which may be paid, under tax-qualified retirement plans such as the Pension Plan. The Corporation has a Supplemental Excess Retirement Plan which authorizes the payment from general funds of the Corporation of any benefits calculated under the provisions of the Pension Plan that may be above the limits under these Sections.

     The Pension Plan provides that if it is terminated within three years following a change of control (as defined in the Pension Plan) and if upon such termination there exist excess Pension Plan assets, then all active participants in the Pension Plan who are not otherwise vested will become fully vested, and any excess assets will be allocated among all (i) active participants, (ii) retirees who began receiving benefits under the Pension Plan at the time of termination of their employment and (iii) beneficiaries of the foregoing proportionately on the basis of their respective benefits payable under the Pension Plan as of its termination date. This provision of the Pension Plan may not be amended for three years following a change of control.

     Mr. Baum is entitled to a Severance/Retirement Payment under certain circumstances as described under "Employment Agreement" above. The Severance/Retirement Payment is subject to reduction in the event Mr. Baum becomes entitled to pension benefits under the Pension Plan.

SEVERANCE BENEFITS

     The Corporation has a severance plan (the "Severance Plan") under which eligible employees are entitled to a severance allowance in the event of termination of employment following a change of control (as defined in the Severance Plan). All non-union full-time salaried employees and all non-union full-time hourly employees of the Corporation and its domestic subsidiaries are entitled to participate. Under the Severance Plan, an eligible employee whose employment is terminated by employer action other than for cause following a change of control or who resigns under certain circumstances following a change of control is entitled to a severance allowance equal to two weeks' earnings for each full year the employee has been employed plus earned but unused vacation pay. For purposes of determining the severance allowance, an employee's earnings include his or her regular rate of salary for the calendar year in which the change of control occurs plus bonuses earned for the preceding calendar year, reduced to a weekly average; provided, however, that if such earnings for the calendar year in which the termination occurs are higher, the higher earnings are used. The severance allowance is payable semi-monthly over the number of weeks of earnings to be paid, but payments cease upon the death of the former employee. Participation in any pension or medical plan in which the employee participated at the time of termination of employment continues during the severance allowance payment period. The Severance Plan may not be amended or terminated for three years following a change of control.

     The Corporation has a Severance Pay Plan for Salaried and Hourly Non-Union Employees which covers substantially all its salaried employees and which provides for severance benefits in the event the Corporation reduces the workforce, eliminates the covered employee's position or closes or sells the facility at which the covered employee is employed. The payments under this plan amount to one week of base salary multiplied by years of service. None of the persons named in the Summary Compensation Table above could receive severance payments in excess of $100,000 under this plan, and payments under this plan are not made if payments are made under the Severance Plan.

SECTION 16(A) REPORTING DELINQUENCIES

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and officers, and persons who own more than ten percent of the Corporation's Capital Stock, to file reports of beneficial ownership of the Corporation's Capital Stock with the SEC on SEC Forms 3, 4 and 5. During 1994, Ms. Cutler was late in reporting on Form 4 one transaction involving a purchase of shares of the Corporation's Capital Stock in May 1994.

     During 1994, Robert Cohen, Executive Vice President of the Corporation's Motor Oil Division, was late in reporting on Form 5 one transaction in September 1994 involving the transfer of shares of the Corporation's Capital Stock from direct to indirect beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Corporation has a $45,000,000 revolving credit facility with a group of banks, including Integra Bank/North, which participates in such facility to the extent of $5,000,000. Integra Bank/North is a wholly-owned subsidiary of Integra Financial Corporation, of which Mr. Carroll is President and Chief Operating Officer. The Corporation is entitled to make borrowings under this facility at current interest rates selected by the Corporation from several interest rate options. No amount was borrowed under the revolving credit facility during 1994 and there were no outstanding borrowings under it as of December 31, 1994. Commitment fees totaling $114,062 were paid by the Corporation for this facility during 1994.

     The Corporation and a trust for the benefit of the three children of Mr. Ross are parties to a lease pursuant to which the Corporation leases a warehouse and office space in Miami, Florida at an annual rental of $84,000 plus taxes. The lease expires on December 31, 1995. The terms of this lease were determined through negotiations prior to Mr. Ross becoming a director and are comparable to the terms that would have been received in a transaction with a non-affiliate.

     The Corporation acquired Westland Oil Company, Inc. ("Westland") and the Specialty Oil Companies on September 30, 1994. All of the stock of Westland was acquired by the Corporation from L. David Myatt, Dennis M. Myatt, Jr., other members of the Myatt family and various trusts created for the benefit of members of the Myatt family in exchange for 4,000,000 shares of the Corporation's Capital Stock. The Specialty Oil Companies (four separate companies controlled by members of the Myatt family) were acquired by merger of the Specialty Oil Companies into Specialty Oil Company, Inc. ("Specialty"), a newly-formed, wholly-owned subsidiary of the Corporation, for $19,500,000. The acquisition agreements include indemnities by the Corporation of L. David Myatt and Dennis M. Myatt, Jr. with respect to certain tax matters related to the transaction and certain debt obligations of the acquired companies. Dennis M. Myatt, Jr., who is the brother of L. David Myatt, is a Vice President of the Motor Oil Division.

     The Corporation purchased certain equipment used by the acquired companies from Moon Realty, a partnership controlled by Messrs. L. David and Dennis M. Myatt, Jr. for approximately $1,500,000, and subject to certain conditions, agreed to purchase for approximately $9,000,000 certain property in Shreveport, Louisiana that is leased by Moon Realty to Westland. The assets acquired and to be acquired from Moon Realty were held by Moon Realty more than two years prior to the agreements of sale and the purchase prices were determined through arm's length negotiations. Moon Realty leases to Westland or Specialty warehouse and office space, including the property to be acquired, in Louisiana, Mississippi and Arkansas at aggregate annual rentals of $1,423,884 plus taxes. Myatt Investments, a separate partnership in which Messrs. L. David and Dennis M. Myatt, Jr. are partners, leases to Specialty or Westland warehouse and office space at various locations in Louisiana at aggregate annual rentals of $78,684 plus taxes. All the Moon Realty and Myatt Investments leases with Westland and Specialty expire in 2004. The Moon Realty and Myatt Investments leases were entered into prior to the Corporation's acquisition of Westland and the Specialty merger.

     On September 30, 1994, the Corporation and L. David Myatt entered into an agreement for his employment as Vice Chairman and Chief Executive Officer of the Motor Oil Division for a term of five years at an annual base salary of at least $200,000. Pursuant to this agreement, L. David Myatt also was granted options to purchase 250,000 shares of the Corporation's Capital Stock under the Corporation's 1986 Stock Option Plan and 1994 Stock Incentive Plan. One-half of the stock options may be exercised at 100% of fair market value on the date of grant ($13.50), one-quarter at such fair market value plus $2.00 and the remainder at such fair market value plus $3.00. The stock options are exercisable in 20% increments on the first through the fifth anniversaries of the date of grant or earlier upon the occurrence of a change of control (as defined in the agreement). The agreement provides for certain other benefits and perquisites, includes a non-competition covenant on the part of Mr. Myatt and may be terminated under certain circumstances. If Mr. Myatt's employment terminates within two years after a change of control, he will be entitled to be paid his base salary and target annual bonus at the time of termination for three years.


     Westland regularly purchases lubricant base stocks from Calumet Lubricants Co., of which Mr. Grube serves as President. The amount of such purchases in 1994 was approximately $2,700,000, of which approximately $393,000 was purchased after the Corporation's acquisition of Westland. The purchases were made at prices comparable to those paid for purchases of lubricant base stocks from unrelated parties. In October 1994, the Corporation and Legacy Resources Company, a limited partnership of which Mr. Grube is a 25% limited partner and a 20% owner of the general partner, entered into a farmout agreement for the development of certain oil and gas properties owned by the Corporation. Under this agreement, Legacy Resources Corporation paid $244,800 to the Corporation and reimbursed the Corporation for certain expenses in 1994. The consideration was determined by negotiation, was comparable to that obtained by the Corporation for other acreage in the same geographic area and was determined by Carl J. Carlson, President of the Corporation's Natural Gas Exploration and Production Division.

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, the members of the Organization and Compensation Committee were Dr. Gardner (Chairman) and Messrs. Fetterolf, McClelland and McQuaide, all of whom are non-employee directors.

     During 1994, there were, and there presently are, no interlocking relationships, as defined in the regulations of the SEC, involving members of the Organization and Compensation Committee.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee is comprised of four independent directors. The responsibilities of the Committee are described under "Board Committees" in this Proxy Statement. The Committee has adopted a policy of relating a significant portion of executive compensation to corporate performance and stockholder value. During 1994, the Committee worked with a compensation consultant to determine changes in compensation for the Chief Executive Officer and other key executives.

     1994 CEO Compensation Package. The compensation package given to Mr. Baum at his hiring in 1993 was designed to provide a strong incentive to improve the Corporation's financial and stock performance. His base salary was established at approximately the 50th percentile of general industry executive pay for comparably sized companies, without consideration of the performance of such other companies. Since Mr. Baum became CEO, the Corporation has experienced improved financial performance and significantly improved revenues and market share in its core motor oil business. Mr. Baum has also devised and implemented a well defined business strategy for the Corporation and its core motor oil business. In addition, Mr. Baum was responsible for acquiring Westland and the Specialty Oil Companies, substantially increasing the Corporation's motor oil business. Accordingly, the Committee approved a new employment contract for Mr. Baum effective as of August 1, 1994. Under the new employment agreement, the term of Mr. Baum's employment was extended, his base salary was increased from $450,000 to $550,000 per year and he was awarded a $50,000 cash bonus at signing to reflect the Corporation's improved financial performance. As was the case with his prior agreement, the new agreement provided for a bonus for 1994 based on the achievement of performance goals established by the Committee. The goals were based on certain increases in corporate net income and sales revenues. Mr. Baum was entitled to a bonus of 50% of his new base salary if the goals were achieved, and the bonus was earned. Mr. Baum did not participate in the bonus plan for the other executive officers.

     Under the new employment agreement, Mr. Baum also was awarded shares of restricted stock under the Corporation's 1994 Stock Incentive Plan, which was recommended for adoption by the Committee in December 1993 and approved by the Corporation's stockholders at the 1994 Annual Meeting. An award of 60,000 shares, the restrictions on 20,000 shares of which lapse at one year intervals, was made in recognition of Mr. Baum's performance and the improved performance of the Corporation. In addition, in order to provide a long-term performance incentive, Mr. Baum was awarded 100,000 shares of restricted stock, with the removal of the restrictions contingent upon the Corporation's Capital Stock reaching certain average closing prices (well above market at the time of the award) for a period of ten consecutive trading days at any time prior to August 1, 1999. This award was made to tie Mr. Baum's compensation package to increased stockholder value and is described in greater detail under "Compensation of Executive Officers-Long Term Incentive Awards" in this Proxy Statement.

     Other Key Executives. In December 1993, the Committee approved an executive compensation program for 1994 and subsequent years. The Committee decided on an executive compensation philosophy of providing 50th percentile competitive compensation with respect to salaries and bonuses paid by companies with comparable sales, without consideration of the performance of such other companies. Through its compensation consultant, the Committee has access to information with respect to such salaries and bonuses. No particular weight is given to the compensation paid by the companies in the peer groups for which information is provided in the Corporation's Stockholder Return Performance Graphs. As a result of the new philosophy and their individual performance, several key executives received salary increases for 1994.

     With respect to bonus opportunities, the Committee approved and the Corporation adopted a new Annual Incentive Bonus Plan covering executive officers and other key employees of the Corporation and its subsidiaries. For 1994, for executive officers with corporate-wide responsibility, target bonuses of up to 50% of base salary could be earned if goals established for corporate net income or earnings per share and sales revenues were met. Threshold goals entitling participants to 50% of the target bonus and maximum goals entitling participants to 150% of the target bonus also were established. The plan was adopted to provide cash incentives for improved short-term corporate performance.

     A new long-term incentive compensation program was implemented with the adoption of the 1994 Stock Incentive Plan which provides for the grant of stock options and the award of restricted shares, performance shares and other share awards. The plan is designed to make a significant part of executive compensation dependent upon corporate performance and return to stockholders. For 1994, restricted performance shares were granted to the executive officers named in the Summary Compensation Table, not including Mr. Baum, and to other key executives. The shares have a three-year performance cycle and the restrictions will lapse at the end of the cycle, if three-year average return on average equity and three-year cumulative earnings per share goals established by the Committee are achieved. These awards are described in greater detail under "Compensation of Executive Officers--Long-Term Incentive Awards" in this Proxy Statement.

     While stock options traditionally have been granted annually by the Committee, there was no general grant of stock options during 1994 because of the restricted performance share awards. Stock options were, however, granted under the 1994 Stock Incentive Plan and its predecessor, the 1986 Stock Option Plan, to newly hired key employees and persons who became key employees as a result of the acquisition in September 1994 of the Specialty Oil Companies and Westland. In particular, in recognition of his election as Vice Chairman of the Corporation and Chief Executive Officer of its Motor Oil Division, options for the purchase of 250,000 shares of the Corporation's Capital Stock were granted to L. David Myatt under the 1994 Stock Incentive Plan and 1986 Stock Option Plan. The awards of the restricted performance shares and grants of stock options under the 1994 Stock Incentive Plan will not be subject to the deductibility limitation of Section 162(m) of the Internal Revenue Code.

     Finally, as part of the new executive compensation program, minimum share ownership goals for executives were established. Over a four year period, the Chief Executive Officer and the two Vice Chairmen are expected to achieve ownership of shares of Capital Stock having a fair market value equivalent to at least two times annual base salary, and all other officers are expected to achieve over a four year period ownership of shares having a value equivalent to at least one times annual base salary.

     In general, the Committee will set executive compensation with due consideration of the requirements for deductibility under Section 162(m) of the Internal Revenue Code, which may limit the deductibility of annual compensation in excess of $1 million for certain executives. However, under appropriate circumstances and when merited by individual performance, the Committee may authorize compensation that may not be fully deductible by the Corporation.

     The Committee intends to continue to structure the Corporation's executive compensation so that long-term compensation programs will be tied to objective standards of corporate performance and increased stockholder value.

Thomas R. Gardner, Chairman         W. Craig McClelland
C. Frederick Fetterolf              Delbert J. McQuaide

STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder returns over the years 1990 through 1994 of (i) the Corporation's Capital Stock, (ii) the Standard and Poor's 500 Stock Index and (iii) two groups of peer companies selected by the Corporation. The performance graph assumes that $100 was invested on January 1, 1990 in the Corporation's Capital Stock, the index and the peer groups, and that all dividends were reinvested.

     Peer Group I includes the Corporation and the following petroleum refiners and marketers: Ashland Oil, Inc., Diamond Shamrock, Inc., Getty Petroleum Corp., Holly Corporation, Pennzoil Company, Sun Company, Inc., Tesoro Petroleum Corporation, Tosco Corp., Total Petroleum, N.A., Ultramar Corp. and Valero Energy Corporation. Peer Group II includes the Corporation, certain petroleum refiners and marketers, and certain companies specializing in the marketing of branded consumer products: Armor All Products Corporation, Ashland Oil, Inc., Diamond Shamrock, Inc., First Brands Corporation, Monro Muffler Brake, Inc., Pennzoil Company, Sun Company, Inc., WD-40 Company, Witco Corporation, and Wynn's International, Inc.

     Peer Group I has been included in prior performance graphs provided by the Corporation and was selected from a group of petroleum refiners and marketers included in a research report prepared for the Corporation. Peer Group II is being included for the first time to provide a comparison with a group of oil-related and marketing businesses toward which the Corporation is positioning itself. This group also was selected from a group of companies included in a research report prepared for the Corporation. The performance of Peer Group II exceeded the performance of Peer Group I during 1990-94 and came closer to the performance of the Corporation.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG THE CORPORATION, S&P 500 STOCK INDEX AND PEER GROUPS

                                                                  YEAR ENDED
                                                                  DECEMBER 31
                                                                  (AMOUNTS IN
                                                 S&P 500            DOLLARS)
                                 QUAKER STATE     INDEX           PEER GROUP I    PEER GROUP II
1989                                 100            100               100              100
1990                                  80             97                75               75
1991                                 104            126                84               82
1992                                  97            136                78               85
1993                                 119            150                94              101
1994                                 128            152                94               99

                   AMENDMENT OF CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED CAPITAL STOCK

GENERAL

     The Corporation is proposing to amend Article FOURTH of its Certificate of Incorporation to increase to 95,000,000 the authorized number of shares of Capital Stock. Article FOURTH of the Certificate of Incorporation currently authorizes the issuance of 37,500,000 shares of Capital Stock. The par value of the shares is $1.00 per share.

     As of March 27, 1995, 31,474,482 shares of Capital Stock were issued and outstanding, and 42,823 shares of Capital Stock were held in the treasury of the Corporation. An additional 2,228,032 shares of Capital Stock were reserved for issuance upon exercise of outstanding options granted under the Corporation's 1976 and 1986 Stock Option Plans, 1994 Stock Incentive Plan, 1994 Non-Employee Directors' Stock Option Plan and Mr. Baum's original employment agreement. Not including the reserved shares, 3,797,486 shares of Capital Stock remain available for issuance.

     Because of the limited number of shares of Capital Stock available for issuance, the Board of Directors recommends that the stockholders approve the amendment to the Certificate of Incorporation to increase the number of authorized shares of Capital Stock. Such an increase will enable the Corporation to enjoy greater flexibility in raising capital and could facilitate acquisitions of assets or companies, the issuance of stock dividends, the institution of employee benefit plans and other corporate purposes. An increase in the number of authorized shares of Capital Stock also would allow shares to be issued without the expense and delay of a special stockholders' meeting.

     The additional shares would not be required to be offered first to the stockholders and would be available for issuance without further stockholder action unless required by the Certificate of Incorporation, applicable law or the rules of any stock exchange upon which the Corporation's securities may be listed. The New York Stock Exchange, on which shares of Capital Stock presently are listed, currently requires stockholder approval as a prerequisite to listing shares in several instances, including certain acquisition transactions.

POSSIBLE ANTI-TAKEOVER EFFECT

     The availability of the additional shares could discourage or frustrate an attempt to effect a change in control of the Corporation. The additional shares could be used to dilute the stock ownership of a person seeking to obtain control of the Corporation. Article FOURTEENTH of the Corporation's Certificate of Incorporation currently requires a 95% stockholder vote to approve a merger or other business combination with an entity owning at least 30% of the Corporation's voting stock unless certain price and procedural requirements are satisfied, or unless the Board of Directors approves the transaction. Shares of Capital Stock could be issued to prevent a proposed business combination from receiving the necessary 95% stockholder approval. The additional shares also could be used to underlie a rights plan, pursuant to which stockholders would be given the right to purchase shares of Capital Stock at a discount in the event that a bidder acquired more than a specified percentage of the Corporation's Capital Stock, unless the Corporation's Board of Directors had first approved the redemption of the rights or an amendment of the rights plan. Such a plan would tend to discourage persons from purchasing large amounts of Capital Stock without the consent of the Board of Directors, and so would make it more difficult for someone to acquire control of the Corporation without offering a price that the directors found to be fair to the stockholders. The proposed amendment therefore may make it more difficult to remove the Corporation's incumbent management.

     The Board of Directors has discussed the concept of a rights plan, and may adopt such a plan if the amendment is adopted. At present, the Corporation has no agreements, plans or commitments with respect to the sale or issuance of the additional shares of Capital Stock which would be authorized by the proposed amendment. The Board of Directors is not aware that any person is seeking to obtain control of the Corporation.

VOTE REQUIRED


     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Capital Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, a quorum being present, is needed to approve the proposed amendment. An abstention from voting on the matter by a stockholder present in person or represented by proxy and entitled to vote, or a broker non-vote, has the same effect as a vote "Against" the matter.


     The Board of Directors recommends that you vote "FOR" the proposed amendment to the Certificate of Incorporation. Unless otherwise directed therein, the proxies solicited hereby will be voted for the proposed amendment to the Certificate of Incorporation.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent auditors to audit the financial statements of the Corporation and its subsidiaries for the year 1995. Coopers & Lybrand L.L.P. has audited the financial statements of the Corporation and its subsidiaries since the Corporation was organized in 1931. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will have the opportunity to make a statement if they choose to do so and will be available to respond to appropriate questions.

     Coopers & Lybrand L.L.P. has advised the Corporation that no member of its firm has any direct or material indirect financial interest in the Corporation or any of its subsidiaries.

VOTE REQUIRED


     Under Delaware law, the affirmative vote of the holders of a majority of the shares of the Corporation's Capital Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, a quorum being present, is needed for the ratification of the appointment of Coopers & Lybrand L.L.P. An abstention from voting on the matter by a stockholder present in person or represented by proxy and entitled to vote, or a broker non-vote, has the same effect as a vote "Against" the matter.


     The Board of Directors recommends that you vote "FOR" the ratification of the appointment of Coopers & Lybrand L.L.P. Unless otherwise directed therein, the proxies solicited hereby will be voted for the ratification of the appointment of Coopers & Lybrand L.L.P. In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection of independent auditors.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter to be voted upon at the Annual Meeting. Should other matters properly come before the meeting or any adjournment thereof, the proxy holders will vote upon such matters in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

     The cost of the solicitation of proxies for the Annual Meeting will be paid by the Corporation. In addition to solicitation of proxies by mail, the officers and regular employees of the Corporation may solicit proxies in person or by telephone. Brokers, banks and their nominees will be reimbursed for their reasonable out-of-pocket expenses incurred in forwarding proxy material and the Corporation's 1994 Annual Report to Stockholders to beneficial owners of shares.

     The Corporation has engaged Morrow & Co., Inc. ("Morrow") to assist in the solicitation of proxies. Morrow has advised the Corporation that its services will include contacting brokers, banks, nominees and individual holders of record owning a large number of shares. Morrow's fees (estimated at $6,500) and expenses will be paid by the Corporation.

                           1996 STOCKHOLDER PROPOSALS


     A proposal submitted by a stockholder for the regular Annual Meeting to be held in 1996 must be received by the Secretary, Quaker State Corporation, 255 Elm Street, Oil City, Pennsylvania 16301 on or prior to November 29, 1995 in order to be eligible to be included in the Corporation's Proxy Statement for that meeting. Under the Corporation's Bylaws, proposals by stockholders for consideration at the 1996 Annual Meeting that are not submitted for possible inclusion in the Proxy Statement for that meeting must be received by the Secretary at the above address between February 25, 1996 and March 26, 1996.


                                            By Order of the Board of Directors,

                                            Paul E. Konney,
                                            Vice President, General Counsel
                                              and Secretary

QUAKER STATE CORPORATION                                             PROXY

  SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

  THE WESTIN WILLIAM PENN, 530 WILLIAM PENN PLACE, PITTSBURGH, PENNSYLVANIA
                THURSDAY, MAY 25, 1995 -- 1:00 P.M., E.D.S.T.

  The undersigned stockholder of Quaker State Corporation (the "Corporation") does hereby appoint Herbert M. Baum and Delbert J. McQuaide, or each of them acting individually, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Corporation to be held May 25, 1995 (the "Annual Meeting"), and at all adjournments thereof, all the shares of Capital Stock of the Corporation which the undersigned may be entitled to vote, on the matters set out on the reverse side of this card described in the Proxy Statement and, at their discretion, on any other business which may properly come before the Annual Meeting.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1, 2, AND 3.

               (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)


                             FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS, 1, 2, AND 3

                                                            Please check if
                                                            you will attend
                                                           the Annual Meeting.

                                                                    0



Item 1--The election of the following twelve individuals as Directors:

     FOR ALL            WITHHOLD          Herbert M. Baum, Leonard M. Carroll, Conrad A. Conrad, Laurel Cutler, C. Frederick
     NOMINEES           AUTHORITY         Fetterolf, Thomas A. Gardner, F. William Grube, Forrest D. Haselton, Delbert J. McQuaide,
    (EXCEPT AS         TO VOTE FOR        L. David Myatt, Raymond A. Ross, Jr., and Lorne R. Waxlax. A vote FOR includes
   SHOWN BELOW)       ALL NOMINEES        discretionary authority to vote for a substituted nominee if any of the nominees listed becomes unable to serve or for good cause will not serve.

      0                    0              (To withhold authority to vote for any individual nominee, print that nominee's name on the line below.)
                                          ______________________________________________________________________________________


Item 2--The approval of the amendment of the Corporation's                      Item 3--The ratification of the appointment of
        Certificate of Incorporation to increase the authorized number                  Coopers & Lybrand L.L.P. as independent
        of shares of the Corporation's Capital Stock from 37,500,000                    auditors for 1995.
        to 95,000,000 shares.

             FOR      AGAINST    ABSTAIN                                                     FOR      AGAINST    ABSTAIN

              0          0          0                                                         0          0          0


                                     PLEASE DATE AND SIGN exactly as your
                                     name appears hereon and return in the
                                     enclosed envelope. If acting as attorney, executor, administrator, guardian or trustee, please so indicate with your full title when signing. If a corporation, please sign in full corporate name, by duly authorized officer. IF SHARES ARE HELD JOINTLY, EACH STOCKHOLDER NAMED SHOULD SIGN.

                                     Dated: ____________________________, 1995

                                     _________________________________________

                                     _________________________________________

                                     THE SIGNER HEREBY REVOKES ALL PREVIOUS
                                     PROXIES FOR THE ANNUAL MEETING,
                                     ACKNOWLEDGES RECEIPT OF THE NOTICE OF
                                     ANNUAL MEETING OF STOCKHOLDERS AND PROXY
                                     STATEMENT BOTH DATED MARCH 29, 1995, AND OF
                                     THE ANNUAL REPORT TO STOCKHOLDERS FOR 1994
                                     AND HEREBY RATIFIES ALL THAT THE SAID
                                     PROXIES MAY DO BY VIRTURE HEREOF.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

                             FOLD AND DETACH HERE